Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of FirstSun Capital Bancorp of our report dated March 17, 2025 relating to the consolidated financial statements appearing in the 2024 Annual Report on Form 10-K of First Foundation Inc., and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Dallas, Texas

December 10, 2025